Exhibit 99.1

VITAMIN SHOPPE, INC. 300 Harmon Meadow Blvd Secaucus, NJ 07094 (201) 868-5959 VitaminShoppe.com	NEWS RELEASE

THE VITAMIN SHOPPE® APPOINTS CHARLES KNIGHT AS CHIEF FINANCIAL OFFICER

SECAUCUS, NJ (May 22, 2019) – Vitamin Shoppe, Inc. (NYSE: VSI) (the “Company”), an omni-channel, specialty retailer of nutritional products, today announced that Charles Knight has been appointed Executive Vice President – Chief Financial Officer (CFO) effective May 20, 2019, where he will be responsible for all financial functions of the company. Mr. Knight was most recently Interim Chief Financial Officer for The Vitamin Shoppe, a role he assumed on April 8, 2019. He joined The Vitamin Shoppe in July 2018 as Senior Vice President – Chief Accounting Officer and Corporate Controller. Mr. Knight brings to The Vitamin Shoppe almost three decades of finance and accounting experience.

Commenting on the appointment, Sharon Leite, CEO stated, “I am delighted to have Chuck in the role of Chief Financial Officer. Chuck has been an important part of our leadership team which will make this a seamless transition. He has strong financial management skills and will help us with our turnaround efforts which include accelerating revenue, driving operational efficiencies and reducing costs. Chuck will be a strong asset to our leadership team as we continue to drive our financial performance and turnaround the company for the benefit of all stakeholders.”

Chuck Knight commented, “As the health and wellness industry continues to evolve, The Vitamin Shoppe is transforming to meet the needs of our customers. I look forward to working with Sharon, the Board of Directors, and the entire Vitamin Shoppe team as we pursue our strategy and strive to deliver enhanced results for our shareholders. Additionally, I plan to continue the Vitamin Shoppe’s commitment to a healthy balance sheet, strong financial discipline and shifting the Company’s future focus to growth, earnings and cash flow.”

Prior to joining the Vitamin Shoppe, Mr. Knight was most recently Senior Vice President-Corporate Controller (2010-2018) at Toys “R” Us, Inc. He was employed at Toys “R” Us for approximately 28 years, starting as Special Project Analyst in 1990, and held positions of increasing responsibility, including Vice President Controller Toysrus.com (2001-2002), Vice President of Toys “R” US Corporate Accounting (2002-2004), Vice President Corporate Controller, Toys “R” Us, Inc. (2004-2010). Prior to joining Toys “R” Us, he was a Senior Accountant at Deloitte & Touche LLP starting in 1986. Mr. Knight, received a Bachelor degree in accounting from Fairfield University (Connecticut), and is a Certified Public Accountant.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is an omni-channel, specialty retailer of nutritional products based in Secaucus, New Jersey. In its stores and on its website, the Company carries a comprehensive retail assortment including: vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 700 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plnt®, ProBioCare®, and Next Step® brands. The Vitamin Shoppe conducts business through more than 750 company-operated retail stores under The Vitamin Shoppe and Super Supplements retail banners, and through its website, www.vitaminshoppe.com. Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Analysts and Investors:

Kathleen Heaney

201-552-6430

kathleen.heaney@vitaminshoppe.com

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